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                                                                       EXHIBIT 5

                         OPINION AND CONSENT OF COUNSEL

September 16, 2003

Hy-Tech Technology Group, Inc.
1840 Boy Scout Drive
Fort Myers, FL 33907

Gentlemen:

         We have examined the registration statement on Form S-8 of Hy-Tech Technology Group, Inc., a Delaware corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 4,787,382 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), under the Consulting Agreement dated August 1, 2003 between the Registrant and Gary F. McNear, the Consulting Agreement dated August 1, 2003 between the Registrant and Craig T. Conklin, and the Consulting Agreement dated August 1, 2003 between the Registrant and Erik V. Pokovich (collectively, the "Consulting Agreements").

         As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Consulting Agreements.

         We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in Registration Statement and the exhibits thereto, will be legally and validly issued, fully-paid and non- assessable.

         We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement and any amendments thereto.

Very truly yours,

/S/ GOTTBETTER & PARTNERS, LLP

GOTTBETTER & PARTNERS, LLP